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Exhibit 99.2

Avalere Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(Unaudited)

As of June 30,	2015
Assets
Current Assets
Cash and cash equivalents	$8,722,046
Accounts receivable, net	12,224,472
Prepaid expenses	1,092,127
Notes receivable—current portion	75,000
Deferred tax asset—current portion	1,769,938

Total Current Assets	23,883,583
Property and Equipment, net	3,192,916
Other Assets
Notes receivable	150,000
Long-term investment	500,000
Other assets	111,208
Deferred tax asset—net of current portion	6,201,579

Total Other Assets	6,962,787

Total Assets	$34,039,286

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$969,526
Accrued payroll and related expenses	7,238,547
Income tax payable	45,200
Deferred rent	71,283
Deferred revenue	2,671,075
Vested incentive plan liability	3,365,622

Total Current Liabilities	14,361,253
Long-Term Liabilities
Deferred rent, net of current portion	568,030
Commitments and Contingencies
Stockholders' Equity
Series A Preferred Stock, $.01 par value; 200,000 shares authorized, issued and outstanding	2,000
Common stock, $.01 par value; 800,000 shares authorized; 300,000 shares issued and outstanding	3,000
Additional paid-in capital	26,630,177
Accumulated deficit	(7,525,174)

Total Stockholders' Equity	19,110,003

Total Liabilities and Stockholders' Equity	$34,039,286

The accompanying notes are an integral part of these financial statements.

Avalere Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

For the Six Months Ended June 30,	2015	2014
Revenue	$25,006,191	$22,614,531
Cost of Sales	10,655,390	7,729,039

Gross Profit	14,350,801	14,885,492
Operating Expenses:
Selling, general and administrative	17,652,450	15,191,982
Depreciation and amortization	716,919	455,878
Share-based payment compensation	351,408	632,502

Operating Loss	(4,369,976)	(1,394,870)
Other Income (Expenses):
Interest income	2,059	2,901
Other expenses, net	(572)	(844)

Total Other Income	1,487	2,057

Loss Before Income Taxes	(4,368,489)	(1,392,813)
Income Tax Benefit	(1,545,748)	(614,860)

Net Loss	$(2,822,741)	$(777,953)

The accompanying notes are an integral part of these financial statements.

Avalere Health, Inc. and Subsidiaries
Condensed Consolidated Statement of Changes in Stockholders' Equity
(Unaudited)

	Series A Preferred Stock
			Common Stock
					Additional Paid In Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance as of January 1, 2015	200,000	$2,000	300,000	$3,000	$26,490,734	$(4,702,433)	$21,793,301
Capital contribution	—	—	—	—	139,443	—	139,443
Net loss	—	—	—	—	—	(2,822,741)	(2,822,741)

Balance as of June 30, 2015	200,000	$2,000	300,000	$3,000	$26,630,177	$(7,525,174)	$19,110,003

The accompanying notes are an integral part of these financial statements.

Avalere Health, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(Unaudited)

For the Six Months Ended June 30,	2015	2014
Cash Flows from Operating Activities
Net loss	$(2,822,741)	$(777,953)
Adjustments to reconcile net loss net cash provided by (used in) operating activities:
Bad debt expense	37,240	—
Deferred taxes	(1,545,748)	(614,860)
Depreciation and amortization	716,919	455,878
Share-based payment compensation	351,408	632,502
Deferred rent	(70,795)	(8,130)
Changes in assets and liabilities:
Accounts receivable	3,394,497	2,084,893
Prepaid expenses and other assets	90,945	126,314
Accounts payable and accrued expenses	339,739	(146,049)
Accrued payroll and related expenses	1,705,194	146,538
Income tax payable	(5,344)	(547,038)
Deferred revenue	(1,656,604)	(1,839,651)

Net Cash Provided by (Used in) Operating Activities	534,710	(487,556)
Cash Flows from Investing Activities
Capital expenditures	(524,830)	(223,703)
Proceeds from the maturity of investments	—	4,888,898

Net Cash Provided by (Used in) Investing Activities	(524,830)	4,665,195
Cash Flows from Financing Activities
Cash settlement of stock options	(323,201)	—

Net Cash Used in Financing Activities	(323,201)	—

Net Change in Cash and Cash Equivalents	(313,321)	4,177,639
Cash and Cash Equivalents, beginning of period	9,035,367	7,983,600

Cash and Cash Equivalents, end of period	$8,722,046	$12,161,239

Supplemental Disclosure of Cash Flow Information:
Cash paid for taxes	$—	$—
Non-cash Investing and Financing Activity:
Redemption of Restricted Stock Units by Related Party	$139,443	$415,000

The accompanying notes are an integral part of these financial statements.

Avalere Health, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
June 30, 2015 and 2014

NOTE A—NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Nature of Operations

        The accompanying condensed consolidated financial statements include the operations of Avalere Health, Inc. and its wholly owned subsidiaries Avalere International, LLC and Avalere Health, LLC, as well as Avalere Capital, LLC, a wholly owned subsidiary of Avalere Health, LLC (collectively, the "Company"). The Company was incorporated in the State of Delaware on March 31, 2008 and provides strategy, research, and educational services and products to help improve the healthcare system.

Principles of Consolidation

        All significant intercompany balances and transactions have been eliminated in consolidation.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

        The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). These accounting principles require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosures of the contingent assets and liabilities in the Company's consolidated financial statements and accompanying notes. The Company believes that the estimates, judgments and assumptions upon which it relies are reasonable based upon information available to management at the time that such estimates, judgments and assumptions are made. Actual results could differ from these estimates.

Revenue Recognition

        The Company generates revenues from strategic advisory, analysis and educational services. The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the contract price is fixed or determinable, and collectability is reasonably assured. The Company enters into arrangements under time and materials, fixed-price, or retainer based contracts. Revenue for time and material contracts is recognized based upon contractually agreed upon billing rates applied to direct labor hours expended plus the costs of other items used in the performance of the contract. Revenue on certain fixed-price contracts is recognized using the proportional performance method. Performance is measured based on the ratio of labor hours incurred to total estimated labor hours. Revenues under certain other fixed-price and retainer based contracts are recognized ratably over the contract period or upon contract completion.

        Invoices to clients are generated in accordance with the terms of the applicable contract, which may not be directly related to the performance of services. Unbilled receivables are invoiced based upon the achievement of specific events as defined by each contract including deliverables and timetables. Unbilled receivables are classified as a current asset. Advanced billings to clients in excess of revenue earned are recorded as deferred revenue until the aforementioned revenue recognition criteria are met.

        Management believes that the accounts receivable net of the allowance reported in these consolidated financial statements are fully realizable based upon the nature of their clients and the Company's history of collections. Management evaluates accounts receivable on an ongoing basis to

Avalere Health, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Continued)
June 30, 2015 and 2014

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

assess collectability. To the extent identified accounts receivable are deemed to be at risk, management records an allowance for doubtful accounts.

Cash and Cash Equivalents

        The Company considers cash and cash equivalents to be all highly liquid investments with an original or remaining maturity of three months or less when purchased.

Property and Equipment

        Property and equipment consists of furniture, fixtures, computers, equipment, capitalized software and leasehold improvements. Property and equipment are recorded at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from three (3) to fifteen (15) years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term. Maintenance and repairs are charged to expense as incurred.

Internally Developed Software

        The Company capitalizes certain costs incurred in connection with developing or obtaining internal use software. Costs for internal use software that are incurred in the preliminary project stage and in the post-implementation or operation stage are expensed as incurred. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life, which is generally three years. For the periods ended June 30, 2015 and 2014, the Company capitalized approximately $253,000 and $63,000, respectively, in software development costs.

Fair Value of Financial Instruments

        The fair value of financial instruments is defined as the amount at which the instrument could be exchanged in a current transaction between market participants. Cash equivalents, accounts receivable, accounts payable, and accrued expenses reported in the balance sheet at carrying amounts approximate their respective fair values due to the relatively short maturities.

        Assets and liabilities recorded at fair value in the condensed consolidated balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels, directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

Level 1—	Unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date. There are no assets or liabilities classified as Level 1.
Level 2—
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data at the measurement date for substantially the full term of the assets or liabilities.

Avalere Health, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Continued)
June 30, 2015 and 2014

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Level 3—
Unobservable inputs that reflect management's best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Concentrations of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents in reputable financial institutions. At times, the balances may exceed federally insured limits, however, management believes that because such amounts are held with high credit quality financial institutions the Company is not exposed to any significant risk.

Impairment of Long-Lived Assets

        The Company evaluates whether current events or circumstances indicate that the carrying value of its long-lived assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of future undiscounted cash flows produced by the long-lived assets is compared to the carrying value to determine whether an impairment exists. If an asset is determined to be impaired, the Company will write-down the asset to its fair value based on the present value of estimated expected future cash flows. No impairment was identified for any of the Company's long-lived assets during 2015 and 2014.

Share-based Payments

        The Company recognizes share-based payment expense related to restricted stock awards and stock options, on a straight-line basis over the requisite service period, which is generally the vesting period. Compensation expense is based on the estimated fair value of these instruments and the estimated number of shares ultimately expected to vest. The fair value of stock options and restricted stock awards is estimated based on the fair value of a share of the Company's common stock at the grant date. The Company has elected to use the Black-Scholes-Merton option pricing model to determine the fair value of stock options.

        The Company has a demonstrated practice of settling restricted stock and option awards via cash upon termination prior to the employee bearing the risks and rewards of stock ownership, generally assumed to be a period no shorter than 6 months from the date of vesting. Accordingly, the Company classifies all share-based awards as liabilities which requires a remeasurement of the fair value for all outstanding awards, at each reporting period.

Income Taxes

        Income taxes are provided for in accordance with the asset and liability method. Deferred taxes are provided for carryforwards and temporary differences in the basis of assets and liabilities that are recognized in different periods for financial and tax reporting purposes. A valuation allowance is recorded when it is more likely than not that the deferred tax asset will not be recognized.

Avalere Health, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Continued)
June 30, 2015 and 2014

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company recognizes the financial statement benefit of an income tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant taxing authority.

        The Company is subject to income taxes in the U.S. federal jurisdiction, and various state and local jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for the years before 2010. The Company is not currently under examination by any taxing authorities.

        The accrual of interest and penalties is a direct result of the amount of the unrecognized tax benefits recorded in the financial statements. The Company recognizes and computes interest expense by applying the applicable statutory rate of interest to the difference between the amount of the tax position recognized in the financial statements and the position taken on the tax returns. Interest is calculated from the original due date of the federal or state return, which includes the benefit of the tax position, to the end of the current fiscal year. The Company's policy is to record interest as an increase in income taxes payable and a corresponding increase to the income tax provision.

Advertising and Promotion Costs

        Advertising and promotion costs are expensed as incurred. During the periods ended June 30, 2015 and 2014, the Company expensed $288,368 and $235,101, respectively, as advertising and promotion costs.

Recent Accounting Pronouncements

        Changes to US GAAP are established by the Financial Accounting Standards Board ("FASB") in the form of Accounting Standards Updates ("ASUs") to the FASB's Accounting Standards Codification ("ASC"). The Company considers the applicability and impact of all ASUs.

        On May 28, 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 supersedes existing revenue recognition guidance. ASU 2014-09 outlines a single set of comprehensive principles for recognizing revenue under US GAAP. Among other things, it requires companies to identify contractual performance obligations and determine whether revenue should be recognized at a specific point in time or over time. These concepts, as well as other aspects of ASU 2014-09, may change the method and/or timing of revenue recognition for certain of the Company's contracts. ASU 2014-09 will be effective January 1, 2018, and may be applied either retrospectively or through the use of a modified-retrospective method. The Company is currently evaluating both methods of adoption, as well as the potential effect ASU 2014-09 will have on the Company's balance sheet, results of operations and cash flows.

Subsequent Events

        The Company evaluated all events or transactions through November 17, 2015, the date the consolidated financial statements were available to be issued. Except as disclosed in Note E, the Company is not aware of any other subsequent events which require recognition or disclosure in the consolidated financial statements.

Avalere Health, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Continued)
June 30, 2015 and 2014

NOTE C—ACCOUNTS RECEIVABLE, NET

2015
Billed receivables	$4,537,708
Unbilled receivables	7,766,766

12,304,474
Allowance for doubtful accounts	(80,002)

$12,224,472

NOTE D—PROPERTY AND EQUIPMENT, NET

        Property and equipment, net, is summarized by major classifications as follows:

2015
Computers, equipment and software	$5,433,790
Furniture and fixtures	1,167,775
Leasehold improvements	879,450

7,481,015
Less accumulated depreciation	(4,288,099)

Total	$3,192,916

        For the six month periods ended June 30, 2015 and 2014, depreciation expense was $716,919 and $455,878, respectively. Expenditures for repairs and maintenance are charged against operations when incurred.

NOTE E—CREDIT FACILITY

        In January 2012, the Company established a line of credit for $3,000,000 with a financial institution which is secured by substantially all of the Company's assets. The line of credit bore interest at an annual rate of 2.50% plus LIBOR and is payable monthly (the effective interest rate at June 30, 2015 was 2.69%). In December 2014 the Company renewed the line of credit with the bank under substantially the same terms and conditions and extended the maturity date to December 31, 2015. As of June 30, 2015, there were no outstanding borrowings on the credit facility. The credit facility was closed during September 2015.

Avalere Health, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Continued)
June 30, 2015 and 2014

NOTE F—COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

        The Company leases certain office space and equipment under operating lease agreements. Certain leases are subject to rent escalations. Future minimum lease payments under non-cancelable operating leases as of June 30, 2015 were as follows:

Years ending December 31,
Remainder of 2015	$899,980
2016	1,810,434
2017	1,849,903
2018	1,891,313
2019	1,933,394

$8,385,024

        Rent expense for the periods ended June 30, 2015 and 2014 was $1,158,748 and $1,048,062, respectively.

Employment Agreements

        The Company has employment agreements with all its executives that outline the terms of their employment. The agreements also provide for specified salaries and benefits which extend through the term of the agreements.

Legal Proceedings and Claims

        Various legal proceedings and claims generally incidental to the normal course of business are brought against the Company from time to time. The Company believes that the final outcome of such proceedings and claims will not have a material adverse effect on its financial position, results of operations or cash flows.

NOTE G—EMPLOYEE BENEFIT PLAN

        The Company has a defined contribution retirement plan for all employees. Under this 401(k) retirement plan, employees can make voluntary contributions to the retirement program in the form of salary reductions. Additionally, the Company matches 100% of employee deferrals up to 5% of qualifying compensation for all eligible participants. There is a one year waiting period from date of hire for eligibility of the Company match. Prior to January 1, 2015, there was a one year waiting period from date of hire before an employee could make voluntary contributions. Effective January 1, 2015, there is a three month waiting period from date of hire before an employee can make voluntary contributions. Participants are fully vested in both the employee deferral and employer contributions upon meeting eligibility requirements. For the periods ended June 30, 2015 and 2014, Company retirement plan contributions were $636,739 and $546,097, respectively.

Avalere Health, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Continued)
June 30, 2015 and 2014

NOTE H—EQUITY INCENTIVE PLAN

        In 2008, the Company adopted the 2008 Equity Incentive Plan (the Plan) to which Company employees, officers, directors and any other individuals providing services to or for the Company are eligible as participants. Under the Plan, a maximum of 142,500 shares of common stock may be granted.

Stock Options

        Stock options granted are subject to individual stock option agreements, which can include various vesting schedules and terms. The contractual period for stock options granted as Incentive Stock Options is ten years. Currently, options granted under the Plan vest annually over a four year period from the date of grant. Options are exercisable only to the extent that they are vested per the terms of the individual stock option agreements.

        The Company has established a historical practice of net cash settling stock options for terminating employees. Accordingly, effective January 1, 2013, the Company began accounting for stock option grants as liability awards. The fair value of outstanding option grants as of June 30, 2015 was approximately $2.6 million. During 2014, the Company issued formal communication to stock option holders that the Company has no obligation to settle such instruments for cash upon termination of employment. As such, the Company regularly monitors the classification of such instruments to ensure liability treatment is still appropriate.

        The Company used the following assumptions for purposes of determining the fair value of option grants using the Black-Scholes option pricing model:

Periods ending June 30,	2015	2014
Dividend yield	—%	—%
Volatility	39.17%	41.79%
Risk-free interest rate	1.94%	2.19%
Expected life of options (in years)	6.25	6.25

        A discussion of management's methodology for developing some of the assumptions used in the valuation model follows:

  •
  Dividend Yield—The Company has never declared or paid dividends and has no plans to do so in the foreseeable future.

  •
  Expected Volatility—Volatility is a measure of the amount by which a financial variable such as share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company uses an estimated volatility based on the average volatility of a number of comparable companies, along with other factors deemed relevant by management.

  •
  Risk-Free Interest Rate—This is the U.S. Treasury rate for the week of each option grant during the year, having a term that most closely resembles the expected life of the option.

  •
  Expected Life of the Option Term—This is a period of time that the options granted are expected to remain unexercised. Options granted during the year have a minimum term of ten years. The Company estimated the expected life of the option term to be 6.25 years, based on the simplified method permitted for equity incentive plans that are not considered complex.

Avalere Health, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Continued)
June 30, 2015 and 2014

NOTE H—EQUITY INCENTIVE PLAN (Continued)

  •
  Expected Forfeiture Rate—The forfeiture rate is the estimated percentage of options granted that is expected to be forfeited or cancelled on an annual basis before becoming fully vested. The Company estimates the forfeiture rate based on turnover data for the past year, with further consideration given to the class of employees to whom the options were granted. The forfeiture rate was 8.76% and 6.42% for 2015 and 2014, respectively.

        As of June 30, 2015, the Company had $3,012,827 of total unrecognized compensation cost related to non-vested awards granted under the Plan. Compensation for such awards was an expense of $351,408 and $632,502 for the six month periods ended June 30, 2015 and 2014, respectively. Compensation expense includes the change in fair of options outstanding during the respective periods.

        The following table summarizes the activity of the Company's stock options under the Plan:

	Total	Weighted- Average Exercise Contractual Price
January 1, 2014	54,050	$146.16
Granted	18,000	211.20
Forfeited/cancelled	(4,000)	132.00

June 30, 2014	68,050	166.12

January 1, 2015	74,250	175.53
Granted	18,250	199.20
Forfeited/cancelled	(13,500)	171.39

June 30, 2015	79,000	$181.70

        The grant date fair value for 2015 and 2014 stock option grants was $78.79 and $108.30, respectively, per share.

        The following table summarizes information about stock options outstanding at June 30, 2015 and 2014:

	Options Outstanding		Options Exercisable
Year	Number of Options Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Total Number Exercisable
2015	79,000	7.92	$148.00	27,100
2014	68,050	7.96	$136.63	23,775

Restricted Stock Units

        Restricted stock units (RSU) awards are issued pursuant to the Plan. The Company's RSU grants are accounted for using the liability method and are included in vested incentive plan liability on the accompanying consolidated balance sheets. Share based payment expenses related to the RSUs are based on the price of the Company's common stock, and is recognized on a straight-line basis over the

Avalere Health, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Continued)
June 30, 2015 and 2014

NOTE H—EQUITY INCENTIVE PLAN (Continued)

requisite service period. The Company's RSU awards are subject to certain repurchase rights after issuance. The RSU grants generally vest ratably over a four year period. There were no grants of RSUs for the periods ended June 30, 2015 and 2014. RSUs outstanding as of June 30, 2015 and 2014 were fully vested, accordingly compensation expense disclosed below relates to the change in estimated fair value.

        There were no fair value adjustments for RSU awards outstanding for the periods ended June 30, 2015 and 2014 since the valuations of fair market value of the shares are performed each year at December 31 and not at an interim date.

        RSUs of 700 shares and 2,500 shares were repurchased by the Company's founder during the periods ended June 30, 2015 and 2014 for $139,443 and $415,000, respectively. Such amounts represent the estimated fair value of such shares on the date of repurchase. Upon repurchase the Company exchanged the outstanding shares and reclassified the fair value to additional paid-in capital.

NOTE I—INCOME TAXES

        The Company estimates the effective tax rate expected to be applicable for the full year based on historical information and forward-looking estimates. The estimated annual effective rate is used to provide for income taxes in interim reporting periods. The Company's income tax benefit was $1.5 million on losses before income taxes of $4.4 million, for an effective income tax rate of 35.4% during the six months ended June 30, 2015. The Company's income tax benefit was $0.6 million on losses before income taxes of $1.4 million, for an effective income tax rate of 44.1% during the six months ended June 30, 2014.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax

Avalere Health, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Continued)
June 30, 2015 and 2014

NOTE I—INCOME TAXES (Continued)

purposes. Significant components of the Company's deferred tax assets and liabilities were as follows at June 30:

2015
Deferred tax assets:
Allowance for bad debt	$41,162
Accrued vacation	413,241
Incentive plan	251,615
Stock options	113,128
Deferred compensation	1,281,834
Amortization, net	3,806,032
Deferred rent	215,885
Federal & state NOL	3,298,787
Other	214,998

Total deferred tax assets	9,636,682
Deferred tax liabilities:
Investment activity	(148,613)
Depreciation	(871,068)
Software	(427,571)
Revenue recognition	(153,978)
Other	(63,935)

Total deferred liabilities	(1,665,165)

Net deferred tax assets	$7,971,517

        The realization of deferred tax assets is dependent upon generation of future taxable income during those periods in which temporary differences become deductible and/or credits can be utilized. Management has considered the level of historical taxable income, the scheduled reversal of deferred tax liabilities, tax planning strategies, and projected future taxable income. Based on these considerations, management believes it is more likely than not that the Company will realize the benefit of the net deferred tax assets.

NOTE J—STOCKHOLDERS' EQUITY

Common Stock

        The Company has 800,000 shares of common stock authorized and 300,000 shares of common stock outstanding with a par value of $0.01. The holders of common stock are entitled to one vote in respect to each share held for the election of board of directors and on all matters submitted to a vote of the stockholders of the Company.

Series A Convertible Participating Preferred Stock

        The Company has 200,000 shares of preferred stock authorized, all of which is designated as Series A Convertible Participating Preferred Stock ("Series A Preferred Stock"). As of June 30, 2015

Avalere Health, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Continued)
June 30, 2015 and 2014

NOTE J—STOCKHOLDERS' EQUITY (Continued)

and 2014 the Company has 200,000 shares of Series A Preferred Stock issued and outstanding. The holder of the Series A Preferred Stock has various rights and preferences. Any shares of Series A Preferred Stock may be converted at any time, upon the vote to so convert such shares by the holders of at least a majority of the shares outstanding. Upon completion of an underwritten public offering of common stock with gross proceeds of at least $50 million, the Series A Preferred Stock automatically converts to common shares at the then effective Conversion Rate.

        Each issued and outstanding share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock such preferred is converted. The Series A Preferred Stock is entitled to certain veto rights as defined in the agreement.

        From and after the date of first issuance of the Series A Preferred Stock, in preference to the holders of any other junior stock, the holders are entitled to receive, when and if declared by the Board of Directors, out of funds legally available cumulative dividends per share equal to 8% per annum. The holder of Series A Preferred Stock shall be entitled to participate in dividends on common stock or junior stock, when and if declared by the Board of Directors, based on the number of shares of common stock held on an as-if converted basis. As of June 30, 2015, the Board of Directors has declared no dividends. As of June 30, 2015 and 2014, cumulative dividends to date were $15,661,792 and $12,934,704, respectively, calculated at 8% per annum on a compounded daily basis.

        In the event of any liquidation, dissolution, or winding up of the Company, including a merger, acquisition, or sale of assets, the holder of Series A Preferred Stock is entitled to the greater (i) the stated Value of Series A Preferred Stock, plus an amount equal to any declared and unpaid participating dividends, plus an amount equal to any accrued but unpaid cumulative dividends at 8%, plus a participation in any amounts payable to common stock on an as-converted basis or an amount equal; or (ii) the amount per share the holders of Series A Preferred Stock would receive if all shares had converted to common stock immediately prior to such liquidation. To the extent that the aforementioned calculated value is greater than 300% of the stated value of the Series A Preferred Stock the liquidation preference is limited to 300% of the stated value (approximately $60 million). The liquidation value is also subject to certain other adjustments as defined in the governing documents of the 2008 incorporation.

        Effective March 31, 2013, the holder of Series A Preferred Stock may provide written notice to the Company of their intent to redeem their respective shares upon a majority vote of the class to the extent that such redemption shall not violate any applicable provisions of the Delaware General Corporation Law. The redemption value is equal to a price per share equal to the greater of (i) the current Series A Preferred Stock liquidation preference or (ii) the fair market value of such shares of Series A Preferred Stock. Further, in the event of a notification to redeem, the Company may elect to redeem the preferred stock in three equal annual installments.

QuickLinks

  Exhibit 99.2
Avalere Health, Inc. and Subsidiaries Condensed Consolidated Balance Sheet (Unaudited)
Avalere Health, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited)
Avalere Health, Inc. and Subsidiaries Condensed Consolidated Statement of Cash Flows (Unaudited)
Avalere Health, Inc. and Subsidiaries Notes to Condensed Consolidated Financial Statements June 30, 2015 and 2014